UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
     Fedor, Bruce     G.
     28171 Winthrop Circle
     Bonita Springs, FL 34134
     USA
2. Issuer Name and Ticker or Trading Symbol
     Citizens Community Bancorp, Inc.
     CCBI
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
4. Statement for Month/Year
   12/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

     V.P. & General Counsel

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Options (1)             |$6.00   |11/10|A(2)|   2,000   |   |11/10|11/9 |Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |1997 |    |           |   |/1998|/2007|Par Value $.01      |       |            |   |            |
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Options (1)             |$6.00   |11/10|A(2)|   2,000   |   |11/10|11/9 |Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |1997 |    |           |   |/1999|/2007|Par Value $.01      |       |            |   |            |
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Options (1)             |$6.00   |11/10|A(2)|   2,000   |   |11/10|11/9 |Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |1997 |    |           |   |/2000|/2007|Par Value $.01      |       |            |   |            |
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Options (1)             |$6.00   |11/10|A(2)|   2,000   |   |11/10|11/9 |Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |1997 |    |           |   |/2001|/2007|Par Value $.01      |       |            |   |            |
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Options (1)             |$6.00   |11/10|A(2)|   2,000   |   |11/10|11/9 |Common Stock  2,000 |   --  | 2,000      | D |            |
                        |        |1997 |    |           |   |/2002|/2007|Par Value $.01      |       |            |   |            |
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Explanation of Responses:




                                         /S/ Bruce G. Fedor              2/10/98
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                                   ** Signature of Reporting Person        Date